Exhibit 10.27

Adept Technology, Inc.

Fiscal Year 2012 Cash Incentive Plan

•

For the net cash incentive plan, a pool is created that is a minority of the incremental cash above the FY2012 baseline plan for net cash. This pool is divided among the focus team members in a ratio directly proportional to the amount of restricted stock potentially awardable pursuant to the Fiscal 2012 Performance Plan (as reflected below) for such individual as to the aggregate restricted stock potentially awardable as set forth below.

•

Net cash means cash and cash equivalents, net of line of credit borrowings and any other financing, as determined by committee based upon the company’s financial statements MINUS the amount of the bonus pool.

Cash Incentive (Net cash balance excluding financing)

7.5%
12.5%
15.0%

% of cash creates bonus pool generated
• This pool is divided among the focus team members in a ratio directly proportional to their restricted stock award/aggregate awardable.

Participant Name	Restricted Stock Amount
John Dulchinos	50,000
Lisa Cummins	25,000
Joachim Melis	15,000
Jeff Baird	17,500
Rush LaSelle	12,500
Sue C. Lim	10,000
Cathy Denham	10,000
Patrick O’Sullivan	10,000